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                                                                    EXHIBIT 7.2


                                                             September 22, 1995



Morgan Stanley & Co. Incorporated
Smith Barney Inc.
  c/o Morgan Stanley & Co. Incorporated
  1585 Broadway
  New York, New York 10036

Dear Sirs:

        The undersigned understands that you, as Representatives of the several Underwriters, propose to enter into an Underwriting Agreement with Regeneron Pharmaceuticals, Inc., a New York corporation (the "Company"), providing for the public offering (the "Public Offering") by the several Underwriters, including yourselves, of approximately 3,000,000 shares (the "Shares") of the common stock, par value $.001 per share, of the Company (the "Common Stock").

        To induce the Underwriters to participate in the proposed Public Offering of the Shares, and for other good and valuable consideration receipt of which is hereby acknowledged, the undersigned hereby agrees that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Underwriters, it will not, during the period beginning on the date a registration statement relating to the Public Offering is filed with the Securities and Exchange Commission and ending 90 days after the date of the Prospectus, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are now owned by the undersigned or are hereafter acquired), or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. In addition, the undersigned agrees that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Underwriters, it will not, during the period beginning on the date a registration statement relating to the Public Offering is filed with the Securities and Exchange Commission and ending 90 days after the date of the Prospectus, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock.

        This agreement shall terminate and be of no further force and effect if the registration statement relating to the Public Offering of the Shares is not declared effective by the Securities and Exchange Commission on or before November 15, 1995.

                                          Very truly yours,

                                          AMGEN INC.


                                          By: /s/ George A. Vandeman
                                             ----------------------------------
                                             Senior Vice President
                                             General Counsel and Secretary





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